Exhibit 99.2

TECHTARGET, INC. (TTGT)

FOURTH QUARTER AND FULL YEAR 2009 EARNINGS ANNOUNCEMENT

PREPARED REMARKS

TechTarget is posting a copy of these prepared remarks to the Investor Relations section of the Company’s website in combination with its financial results press release. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, March 10, 2010, at 5:30 pm ET and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Relations section of TechTarget’s website at http://investor.techtarget.com/

Greg Strakosch, CEO, Prepared Remarks

The economy in 2009 was extremely challenging. Our major objective for 2009 was to maintain a significant level of profitability despite the downturn. We cut costs in late 2008 but also continued to aggressively invest in areas we felt were strategic for us to emerge well situated for the upturn. That balancing act meant that we were targeting 15% to 20% EBITDA margins. We believe that we were successful in gaining market share during 2009 as the impact of the downturn was much more severe on traditional media than on online media.

In regards to the current environment, it is significantly better than it was a year ago, but I would not yet say that we are in the midst of a robust recovery. While the worst seems clearly behind us, advertisers remain cautious and our working assumption is that they will continue to be cautious through 2010.

On the positive side, I am very encouraged that in Q409, we achieved our first year-over-year online growth in a year and we achieved healthy sequential online growth of 10% compared to Q309.

For 2010, we are expecting online growth rates in the low double-digits. We cut back our face-to-face event schedule by approximately 25%, so we are expecting a 20% to 25% decrease in event revenues. These decreases will be choppy throughout the year based on the timing of events.  This planned decline in events will obviously drag down total revenue growth. We plan on continuing to invest aggressively in 2010 to grow market share. We are targeting annual adjusted EBITDA margins in the range of 18% to 22% for 2010.

Areas of investment will continue to be focused on growing our market share by improving our product capabilities, launching new sites, expanding internationally, further penetrating the largest IT accounts and doing tuck-in acquisitions.

On the acquisition front, we have started to see sellers adjust their valuation expectations to the realities of the market. Recently, we have been able to close 2 small deals. Both sites are in strategic markets for us and have good content and traffic. We believe that our sales team can monetize these sites to their full potential. We are hopeful that we will complete more tuck-in deals this year.

On the accounting front, our compliance issues are now behind us and we expect to file our 10-K on time next week. We have retained a search firm and we are actively recruiting a new CFO. In the meantime, Eric Sockol remains in place to assist with the transition.

Eric Sockol, CFO, Prepared Remarks

Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise noted, each percentage represents a year-over-year percentage change showing the applicable quarter of 2009 compared to the comparable quarter of 2008 or full year in the case of 2009 compared to 2008. In addition, these prepared remarks include a discussion of certain non-GAAP financial measures which are provided as a complement to the results provided in accordance with GAAP. We define “non-GAAP operating expense” as operating expenses excluding stock-based compensation and professional fees related to the restatement and investigation activities previously reported. We define “adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation and restructuring charges. We define “adjusted net income”  as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact for the specific adjustments. We define “adjusted net income per share” as adjusted net income divided by adjusted weighted average diluted shares outstanding.

As we noted previously, the macroeconomic environment remains challenging, which in turn has had an adverse impact when comparing 2009 results with the applicable 2008 period. In addition, some annual comparisons are impacted because we discontinued our remaining print publications in December 2008 and strategically decided to significantly reduce the number of 2009 event offerings.

Revenues

Fourth quarter revenues are as follows:

	Three Months Ended December 31,
(In $000’s, unaudited)	2009	% of Revenues	2008	% of Revenues	% Change 2009 vs. 2008
Revenues:
Online	$20,071	86%	$19,672	74%	2%
Events	3,161	14%	6,043	23%	(48)%
Print	—	—	955	3%	(100)%
Total revenues	$23,232	100%	$26,670	100%	(13)%

Excluding Q4 2008 print revenue, Q4 2009 total revenues decreased 10%. The 2% increase in Q4 online revenues was the first quarterly increase during 2009 when comparing to prior year quarters. The 48% decrease in Q4 events revenue was primarily due to the company’s strategic decision to reduce the number of events held in 2009. For Q4 2009, our top 10 customers accounted for 37% of total revenues. Our Q4 2009 quarterly customer renewal rate for our top 100 customers was 95%.

Full year revenues are as follows:

	Twelve Months Ended December 31,
(In $000’s, )	2009	% of Revenues	2008	% of Revenues	% Change 2009 vs. 2008
Revenues:
Online	$72,345	84%	$77,373	74%	(7)%
Events	14,152	16%	22,786	22%	(38)%
Print	—	—	4,385	4%	(100)%
Total revenues	$86,497	100%	$104,544	100%	(17)%

Excluding 2008 print revenue, 2009 total revenues decreased 14%. For 2009, our top 10 customers accounted for 35% of total revenues.

Gross Profit

Fourth quarter gross profit margin is as follows:

	Three Months Ended December 31,
(In $000’s, unaudited)	2009	2008	% Change 2009 vs. 2008

Online gross profit margin	75%	73%	2%
Events gross profit margin	58%	59%	(1)%
Print gross profit margin	—	58%	(58)%
Total gross profit margin	73%	70%	3%

The 3% increase in Q4 2009 total gross profit margin was primarily a result of a higher percentage of total revenues generated from online revenue and the discontinuation of the company’s print publications in late 2008, which historically generated a lower gross profit margin. The increase of 2% in Q4 2009 online gross profit margin was primarily a result of a 2% increase in online revenue, as well as expense reductions, from the prior year quarter.  On a quarterly sequential basis, Q4 2009 compared to Q3 2009, online revenue increased $1.9 million and online gross profit increased $1.7 million illustrating the operating leverage of the company’s online business. Despite a 48% decrease in event revenues, Q4 2009 events gross profit margin was consistent with the prior year quarter decreasing slightly to 58% from 59%. The consistent events gross profit margin was a result of the Company’s focus on operating profitable events during a down events market.

Full year gross profit margin is as follows:

	Twelve Months Ended December 31,
(In $000’s,)	2009	2008	% Change 2009 vs. 2008

Online gross profit margin	73%	72%	1%
Events gross profit margin	60%	58%	2%
Print gross profit margin	—	51%	(51)%
Total gross profit margin	71%	68%	3%

The 3% increase in 2009 total gross profit margin was primarily a result of a higher percentage of total revenues generated from online revenue and the discontinuation of the company’s print publications in late 2008. Despite a decrease of 7% in 2009 online revenues compared to 2008, 2009 online gross profit margin increased 1% due primarily to the company’s continued strong company-wide focus on managing costs.  The 2% increase in 2009 events gross profit margin was result of the company’s continued focus on the individual profitability of each event during a down events market.

Operating Expenses

Q4 2009 GAAP total operating expenses, excluding depreciation, amortization and restructuring charges, increased to $16.0 million compared to $14.3 million for Q4 2008. Stock-based compensation expense, which is included in GAAP total operating expenses, was $3.1 million and $1.8 million, respectively, for Q4 2009 and Q4 2008. Q4 2009 GAAP total operating expenses include professional fees related to the investigation previously disclosed of $1.2 million. Q4 2009 GAAP operating expenses by expense category as compared to Q4 2008 are as follows: selling and marketing expenses decreased to $7.8 million from $8.0 million, product development expenses decreased to $2.1 million from $2.6 million and general and administration expenses increased to $6.1 million from $3.7 million.

Q4 2009 GAAP total operating expenses compared to Q4 2008 increased $1.7 million primarily due to an increase in stock-based compensation expense of $1.3 million and professional fees of $1.2 million recorded in Q4 2009 related to the investigation previously disclosed, offset by a company-wide focus on expense control.

Q4 2009 non-GAAP operating expenses, excluding depreciation, amortization, restructuring charges, stock-based compensation and professional fees related to the investigation previously disclosed are set out in the table below. A reconciliation of GAAP operating expenses to non-GAAP operating expenses is included as part of these prepared remarks.

	Three Months Ended December 31,
(In $000’s, unaudited)	2009	2008	$ Change 2009 vs. 2008	% Change 2009 vs. 2008
non-GAAP Operating expenses:
Selling and marketing	$6,762	$6,974	$(212)	(3)%
Product development	1,930	2,502	(572)	(23)%
General and administrative	2,994	2,973	21	1%
Total non-GAAP operating expenses	$11,686	$12,449	$(763)	(6)%

The 6% decrease in Q4 2009 non-GAAP total operating expenses is a result of the company-wide expense reduction program initially implemented in December 2008 and the strong continued focus throughout 2009 to manage costs appropriately.

2009 GAAP total operating expenses, excluding depreciation, amortization and restructuring charges, increased to $60.2 million compared to $59.1 million for 2008. Stock-based compensation expense, which is included in GAAP total operating expenses, was $12.1 million and $8.2 million, respectively, for 2009 and 2008.  2009 GAAP total operating expenses include professional fees related to the restatement and investigation activities previously disclosed of $1.8 million. 2009 GAAP operating expenses by expense category as compared to 2008 are as follows: selling and marketing expenses decreased to $32.0 million from $33.5 million, product development expenses decreased to $8.7 million from $11.0 million and general and administration expenses increased to $19.5 million from $14.7 million.

2009 GAAP total operating expenses compared to 2008 increased by $1.1 million primarily due to an increase in stock-based compensation expense of $3.9 million and professional fees of $1.8 million recorded in 2009 related to the investigation previously disclosed offset by a company-wide focus on expense control.

2009 non-GAAP total operating expenses, excluding depreciation, amortization, restructuring charges, stock-based compensation and professional fees related to the restatement and investigation activities are set out in the table below. A reconciliation of GAAP operating expenses to non-GAAP operating expenses is included as part of these prepared remarks.

	Twelve Months Ended December 31,
(In $000’s, unaudited)	2009	2008	$ Change 2009 vs. 2008	% Change 2009 vs. 2008
non-GAAP operating expenses:
Selling and marketing	$26,660	$28,668	$(2,008)	(7)%
Product development	8,129	10,522	(2,393)	(23)%
General and administrative	11,524	11,782	(258)	(2)%
Total non-GAAP operating expenses	$46,313	$50,972	$(4,659)	(9)%

The 9% decrease in 2009 non-GAAP total operating expenses is a result of the company-wide expense reduction program initially implemented in December 2008 and the strong continued focus throughout 2009 to manage costs appropriately.

Net (Loss) income and Net (Loss) income  Per Share

Fourth quarter net (loss) income and net (loss) income per share is as follows:

	Three Months Ended December 31,
(In $000’s, except per share amounts)	2009	2008	% Change 2009 vs. 2008

Net (loss) income	$(827)	$441	(288)%

Net (loss) income per share	$(0.02)	$0.01	(300)%

Adjusted EBITDA

Fourth quarter adjusted EBITDA excluding professional fees of $1.2 million related to the investigation activities is as follows;

	Three Months Ended December 31,
(In $000’s, unaudited)	2009	Adj EBITDA Margin	2008	Adj EBITDA Margin	% Change 2009 vs. 2008

Adjusted EBITDA	$5,314	23%	$6,076	23%	(13)%

The decrease in Q4 2009 adjusted EBITDA is primarily attributable to the decrease in total revenues.  We incurred expenses of $1.2 million of professional fees in Q4 2009 related to the investigation activities previously mentioned. These expenses reduced Q4 2009 adjusted EBITDA. Q4 2009 is the Company’s twenty-third consecutive quarter of adjusted EBITDA profitability.

Full year net (loss) income and net (loss) income per share is as follows:

	Twelve Months Ended December 31,
(In $000’s, except per share amounts)	2009	2008	% Change 2009 vs. 2008

Net (loss) income	$(5,116)	$1,764	(390)%

Net (loss) income per share	$(0.12)	$0.04	(400)%

2009 adjusted EBITDA excluding professional fees of $1.8 million related to the restatement and investigation activities is as follows:

	Twelve Months Ended December 31,
(In $000’s, unaudited)	2009	Adj EBITDA Margin	2008	Adj EBITDA Margin	% Change 2009 vs. 2008

adjusted EBITDA	$15,754	18%	$20,985	20%	(25)%

The decrease in 2009 adjusted EBITDA is primarily attributable to the decrease in total revenues.  We incurred expenses of $1.8 million of professional fees in 2009 related to the restatement and investigation activities previously mentioned. These expenses reduced 2009 adjusted EBITDA.

Adjusted Net Income and Adjusted Net Income Per Share

Fourth quarter adjusted net income and adjusted net income per share are as follows:

	Three Months Ended December 31,
(In $000’s, except per share amounts, unaudited)	2009	2008	% Change 2009 vs. 2008

Adjusted net income	$2,206	$2,870	(23)%

Adjusted net income per share	$0.05	$0.07	(29)%

Full year adjusted net income and adjusted net income per share are as follows:

	Twelve Months Ended December 31,
(In $000’s, except per share amounts, unaudited)	2009	2008	% Change 2009 vs. 2008

Adjusted net income	$7,528	$11,646	(35)%

Adjusted net income per share	$0.17	$0.27	(37)%

Balance sheet highlights

The company’s balance sheet and financial position remain strong. As of December 31, 2009, the company’s cash and investments totaled $82.6 million and the company’s bank term loan has been paid off in full.  As of December 31, 2009, the company’s net cash, defined as cash and investments less bank debt, increased by $16.0 million compared to December 31, 2008.

Don Hawk, President, Prepared Remarks

Our Q4 2009 results and Q1 outlook continue to support our operating premise that we are seeing a gradual but steady recovery in the sales environment.  We also see continuing evidence that the steps we’ve taken during this downturn to strengthen the business are paying off.  I’ll focus my comments on some highlights from Q4 2009 that point to the improving environment, as well as the areas of growth that we’re excited about in 2010.

We were pleased to turn the corner on year-over-year online revenue growth in Q4 2009, which continued the gradually improving trend we’ve been seeing over the past few quarters.  Drilling into the drivers of this trend, one of the major factors we look at to determine whether the spending environment is normalizing is the business we get from our small to mid-sized accounts.  You’ll recall that during this downturn, we continued to see strong spending growth from the largest IT vendors, but experienced a dramatic pullback on the part of small to mid-sized vendors that had historically been solid growth drivers for the business.  In our last earnings call, we mentioned that we saw this dynamic beginning to reverse, and saw growth in the top 100 segment for the first time since the downturn began.  Q4 2009 continued this momentum, with double digit growth against both the largest vendors and our middle tier.

Another set of signals we’re monitoring with regard to the continued improving health of the market is the dynamics we’re seeing across our various media groups.  As we’ve discussed previously, on a year-over-year basis, certain of our media groups held up very well both in Q4 2009 and over the course of the full year.  These groups tended to be focused on markets that had strong rationales related to cost-savings, or that were less discretionary in nature — markets like virtualization, compliance, data center, and storage.  But of even further interest were trends we saw develop over the course of the year in markets like security, enterprise applications, and our Windows-related sites.  These are markets within IT that have a heavy component of small to mid-sized vendors, and where the purchase rationale for IT buyers is more discretionary, or easily deferrable.  As we’ve pointed out, these markets took the brunt of the downturn with regard to spending from our advertisers.  But gradually over the course of the year, and in Q4 2009 in particular, we saw increasing traction in these markets.  All three of these groups showed sequential growth from their low point in Q1 2009 through Q4 2009 that was significantly above the overall growth rate of our online revenues over that period.  So we’re optimistic that even the hard-hit markets are heading in the right direction.

We’re pleased to be back in growth mode for 2010.  While the rate of our growth will definitely be influenced by the strength of the recovery, we’re making investments in the business to make sure that we’re creating our own growth accelerators above and beyond what the economy will deliver to us.  There are three areas that we’re particularly excited about for their growth prospects over the long term.

The first is our launch into the healthcare IT space.  The modernization of healthcare IT is being spurred by the $19 billion available to healthcare providers in the federal stimulus package.  This is a major opportunity for us — it opens up new customer opportunities for us with regard to vendors that specialize in the area of electronic health records, and expands our opportunity with existing accounts because of the overall IT infrastructure impact of these initiatives.  We’re mobilizing against this opportunity with our launch of SearchHealthIT.com.  We have a head start against this effort — we have over 100,000 healthcare-related IT buyers as members of other TechTarget sites, and the new site launch will enable us to attract even more by offering highly specialized content for these purchase decisions.  We see this as better than a million dollar contributor out of the gates in 2010, and a multimillion dollar revenue opportunity for us over the next few years.

Another important area of continued investment for us is international expansion.  When we became a public company in 2007, revenues coming from outside of North America were immaterial.  We’ve made good initial progress in this area, but have a lot of runway left — international revenues today are less than 10% of our total revenues, and we feel that this can be 15-20% of a growing overall revenue mix within a three-to-five year horizon.  We’re focusing our immediate efforts on the opportunities in EMEA and India.  We’ll be launching more sites out of the UK this year, adding to the three we’ve already launched, and have expanded our sales force in the UK as well.  We’ll also be launching more sites focused on the India market, positioning ourselves to acquire the audience that will help that country initiative start to become a material revenue contributor in 2011 and beyond.

Lastly, we’re excited about the investments we’re making against custom program capabilities for our largest customers.  As we’ve discussed previously, we’ve put a lot of effort over the past year or so into growing our revenues from the largest IT vendors, and this area of investment is a continuation of those efforts.  Many of these vendors have large budgets geared towards broad “reach” branding programs to IT pros, and look to their media partners to provide specialized content creation, exclusive site creation and sponsorship, and audience generation capabilities.  Heading into 2010, we’ve invested in building a centralized function in the company that can respond to and proactively generate these types of opportunities, which tend to be for much larger dollar amounts than our average program sizes.

While these are new areas of investment with great long term growth potential, it’s worth closing by recapping some of the investments we’ve made over the last year that put us in a better position than ever before to capitalize on an increase in demand.  The focus on activity data from our users’ interactions has been a game changer for us, and gives us better scalability than we’ve ever had.  We’ve now begun to make use of this information to better highlight the quality of our leads to our customers. And we’re helping our customers more effectively follow up with the leads we generate by drawing their attention to those leads with the highest levels of activity against relevant topics.  Our new member acquisition trends continue to be very strong, and we’re finding more efficient ways to promote programs to these members to maximize yield and best serve their informational needs.  In short, we’ve spent the downturn very focused on increasing our scalability, efficiency, and effectiveness — as budgets start to return, we believe we’re in a better position than any competitive alternative to capture increasing share of these budgets.

Financial guidance

In the first quarter of 2010, the Company expects total revenues to be within the range of $19.7 million to $20.7 million; online revenues within the range of $17.5 million to $18.3 million; events revenues within the range of  $2.2 million to $2.4 million; and adjusted EBITDA to be within the range of $1.6 million to $2.4 million.  This adjusted EBITDA guidance includes the following non-recurring items: $300,000 of costs associated with the investigation into the now concluded accounting matter; and $400,000 of expense associated with the move into the Company’s new facility and exit of its previous corporate headquarters.

Summary

We are very optimistic about our future.   In 2009, we used our financial strength to make investments that we believe resulted in market share gains and strengthened our leadership position.  As a leader in our space, we will continue to benefit by the secular shift towards online advertising and from the operating leverage in our model as online revenue starts to grow again.

Non-GAAP Financial Measures

These prepared remarks and the accompanying tables include a discussion of non-GAAP operating expenses, adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “non-GAAP operating expenses” refers to a financial measure that we define as operating expenses excluding stock-based compensation and professional fees related to the restatement and investigation activities previously reported.  The term “adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation and restructuring charges.  The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization, stock-based compensation and restructuring charges, as further adjusted for the related income tax impact for the specific adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding.  These Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of non-GAAP operating expenses, adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe non-GAAP operating expenses, adjusted EBITDA, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors.  Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business.  Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

TECHTARGET, INC.

Consolidated Balance Sheets

(in $000’s)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$20,884	$24,130
Short-term investments	50,496	42,863
Accounts receivable, net of allowance for doubtful accounts	15,816	17,622
Prepaid expenses and other current assets	2,736	6,251
Deferred tax assets	2,399	2,959
Total current assets	92,331	93,825

Property and equipment, net	3,760	3,904
Long-term investments	11,177	2,575
Goodwill	88,958	88,958
Intangible assets, net of accumulated amortization	12,528	17,242
Other assets	127	139
Deferred tax assets	5,182	3,369

Total assets	$214,063	$210,012

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,106	$3,404
Accrued expenses and other current liabilities	2,910	2,908
Accrued compensation expenses	808	702
Current portion of bank term loan payable	—	3,000
Income taxes payable	398	—
Deferred revenue	8,402	8,749
Total current liabilities	15,624	18,763

Long-term liabilities:
Other liabilities	575	312
Total liabilities	16,199	19,075

Commitments	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	42	42
Additional paid-in capital	233,555	221,597
Warrants	2	2
Accumulated other comprehensive income (loss)	8	(77)
Accumulated deficit	(35,743)	(30,627)
Total stockholders’ equity	197,864	190,937

Total liabilities and stockholders’ equity	$214,063	$210,012

TECHTARGET, INC.

Consolidated Statements of Operations

(in $000’s, except share and per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Online	$20,071	$19,672	$72,345	$77,373
Events	3,161	6,043	14,152	22,786
Print	—	955	—	4,385
Total revenues	23,232	26,670	86,497	104,544

Cost of revenues:
Online (1)	4,933	5,292	19,378	21,404
Events (1)	1,323	2,453	5,600	9,531
Print (1)	—	398	—	2,156
Total cost of revenues	6,256	8,143	24,978	33,091

Gross profit	16,976	18,527	61,519	71,453

Operating expenses:
Selling and marketing (1)	7,819	7,991	32,002	33,481
Product development (1)	2,113	2,555	8,664	10,995
General and administrative (1)	6,058	3,747	19,527	14,663
Depreciation	675	522	2,219	2,406
Amortization of intangible assets	1,152	1,235	4,714	5,306
Restructuring charges	—	1,494	—	1,494
Total operating expenses	17,817	17,544	67,126	68,345

Operating (loss) income	(841)	983	(5,607)	3,108

Interest income, net	73	506	267	1,440

(Loss) income before provision for income taxes	(768)	1,489	(5,340)	4,548

Provision for (benefit from) income taxes	59	1,048	(224)	2,784

Net (loss) income	$(827)	$441	$(5,116)	$1,764

Net (loss) income per common share:
Basic	$(0.02)	$0.01	$(0.12)	$0.04
Diluted	$(0.02)	$0.01	$(0.12)	$0.04

Weighted average common shares outstanding:
Basic	42,133,698	41,632,246	41,864,789	41,424,920
Diluted	42,133,698	42,701,208	41,864,789	43,439,619

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$47	$6	$454	$407
Cost of events revenue	(23)	(9)	94	91
Cost of print revenue	—	1	—	6
Selling and marketing	1,057	1,017	5,342	4,813
Product development	183	53	535	473
General and administrative	1,867	774	6,198	2,881

Reconciliation of operating expenses to non-GAAP operating expenses

(in $000’s)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Total operating expenses	$15,990	$14,293	$60,193	$59,139
Stock-based compensation expense	(3,107)	(1,844)	(12,075)	(8,167)
Professional fees related to restatement of prior periods and investigation of improper accounting practice	(1,197)	—	(1,805)	—
Total non-GAAP operating expenses	$11,686	$12,449	$46,313	$50,972

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Selling and marketing expenses	$7,819	$7,991	$32,002	$33,481
Stock-based compensation expense	(1,057)	(1,017)	(5,342)	(4,813)
non-GAAP selling and marketing expenses	$6,762	$6,974	$26,660	$28,668

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Product development expenses	$2,113	$2,555	$8,664	$10,995
Stock-based compensation expense	(183)	(53)	(535)	(473)
non-GAAP product development expenses	$1,930	$2,502	$8,129	$10,522

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

General and administrative expenses	$6,058	$3,747	$19,527	$14,663
Stock-based compensation expense	(1,867)	(774)	(6,198)	(2,881)
Professional fees related to restatement of prior periods and investigation of improper accounting practice	(1,197)	—	(1,805)	—
Total non-GAAP general and administrative expenses	$2,994	$2,973	$11,524	$11,782

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in $000’s)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Net (loss) income	$(827)	$441	$(5,116)	$1,764
Interest income , net	73	506	267	1,440
Provision for (benefit from) income taxes	59	1,048	(224)	2,784
Depreciation	675	522	2,219	2,406
Amortization of intangible assets	1,152	1,235	4,714	5,306
EBITDA	986	2,740	1,326	10,820
Stock-based compensation expense	3,131	1,842	12,623	8,671
Restructuring charges	—	1,494	—	1,494
Adjusted EBITDA	$4,117	$6,076	$13,949	$20,985

Reconciliation of Net Income (Loss) to Adjusted Net Income and Net Income (Loss) per Diluted Share to Adjusted Net Income per Share

(in $000’s, except share and per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Net (loss) income	$(827)	$441	$(5,116)	$1,764
Amortization of intangible assets	1,152	1,235	4,714	5,306
Stock-based compensation expense	3,131	1,842	12,623	8,671
Impact of income taxes	1,250	648	4,693	4,095
Adjusted net income	$2,206	$2,870	$7,528	$11,646

Net (loss) income per diluted share	$(0.02)	$0.01	$(0.12)	$0.04
Weighted average diluted shares outstanding	42,133,698	42,701,208	41,864,789	43,439,619

Adjusted net income per share	$0.05	$0.07	$0.17	$0.27
Adjusted weighted average diluted shares outstanding	43,945,307	42,701,208	43,191,243	43,439,619
Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	1,811,609	—	1,326,454	—
Weighted average diluted shares outstanding	42,133,698	42,701,208	41,864,789	43,439,619

TECHTARGET, INC.

Financial Guidance for the Three Months Ended March 31, 2010

(in $000’s)

	For the Three Months Ended March 31, 2010
	Range

Revenues	$19,700	$20,700

Adjusted EBITDA	$1,600	$2,400
Depreciation, amortization and stock-based compensation	4,929	4,929
Interest income, net	177	177
Benefit from income taxes	(650)	(322)
Net loss	$(2,502)	$(2,030)